Exhibit 21.1

LIST OF SUBSIDIARIES

Bio-Detek, Incorporated, incorporated in Massachusetts.
ZMI France, S.A.R.L., organized in France.
ZMD Corporation, incorporated in Delaware.
ZOLL Medical (U.K.) Ltd, incorporated in United Kingdom.
ZOLL Medical Deutchland (GmbH), incorporated in Germany.
ZOLL Medical Canada, incorporated in Canada.
Pinpoint Technologies, Inc., incorporated in Delaware.
ZOLL Medical France S.A., incorporated in France.
ZOLL Medical Australia Pty Limited, incorporated in Australia.
ZOLL International Holding BV, incorporated in the Netherlands.
ZOLL Medical New Zealand Pty Limited, incorporated in New Zealand.
ZOLL Medical Bermuda Limited, incorporated in Bermuda.
Rev Acquisition Corporation, incorporated in Delaware.